EXECUTION COPY

BANC OF AMERICA SECURITIES LLC One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	WELLS FARGO SECURITIES, LLC 301 South College Street Charlotte, North Carolina 28202
BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019		GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282

August 11, 2010

Chemtura Corporation
199 Benson Road
Middlebury, CT 06749

Attention:	Stephen Forsyth
Chief Financial Officer

Re:	Engagement for Term Facility

Ladies and Gentlemen:

Chemtura Corporation, a Delaware corporation (the “Company” or “you”) has advised Banc of America Securities LLC (“BAS”), Citigroup (as defined below), Wells Fargo Securities, LLC (“Wells Fargo”), Barclays Capital (“Barclays”), the investment banking division of Barclays Bank PLC, and Goldman Sachs Lending Partners LLC (“GS”) that the Company and certain of its subsidiaries, each a debtor and debtor-in-possession under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”), intend to be reorganized pursuant to a Chapter 11 plan of reorganization.  In connection therewith, you have advised us that the Company intends (a) to establish a $275 million senior secured asset-based revolving credit facility (the “Revolving Facility”), (b) to establish a senior secured term loan facility (the “Term Facility” and, together with the Revolving Facility, the “Facilities”) having the terms set forth on Exhibits A and B hereto and (c) to issue up to $750 million (subject to reduction by the principal amount of the Term Facility) in principal amount of senior notes (the “Senior Notes”), the proceeds of which would be used by the Company (i) to refinance the Company’s amended and restated senior secured superpriority debtor-in-possession credit agreement dated as of February 3, 2010 (as heretofore and hereafter amended, supplemented or otherwise modified, the “Existing Credit Agreement”), (ii) to pay certain other creditors and fund distributions to be made in accordance with the Plan (as defined in Exhibit B-2), (iii) to pay administration and priority claims, (iv) to make contributions to the Company’s United States pension fund, (v) to pay transaction costs, fees and expenses related to financings, including the Facilities and the Senior Notes, arranged in connection with the Company’s emergence from Chapter 11 pursuant to the Plan, (vi) to pay fees for professional services and (vii) for other general corporate purposes and activities.  For purposes hereof, “Citigroup” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.  BAS, Citigroup, Wells Fargo, Barclays and GS are herein referred to as “we”, “us”, or the “Engagement Parties”.  This letter and the exhibits and annexes attached hereto are herein referred to collectively as this “Engagement Letter”.

The purpose of this letter agreement is to confirm the engagement by the Company of BAS, Citigroup and Wells Fargo as exclusive joint lead arrangers for the Term Facility, and by the Company of the Engagement Parties as exclusive joint book runners for the Term Facility, in each case upon and subject to the terms and conditions of this letter agreement and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”).  The transactions contemplated hereby, including the arrangement and funding of the loans under the Term Facility (the “Loans”), the Revolving Facility and the Senior Notes are collectively referred to herein as the “Transactions”.

1.           As the Company’s joint book runners, the Engagement Parties will use their commercially reasonable efforts to obtain commitments from financial institutions and institutional lenders in consultation with and acceptable (such acceptance not to be unreasonably withheld) to you (“Lenders”) to provide or purchase the Loans, as applicable and, in connection therewith, will perform the following functions as may be appropriate, in their reasonable judgment and after consultation with the Company, to ensure the successful making or sale of the Loans:  (i) advise the Company concerning the structure, price and other terms and conditions for the Loans; (ii) assist the Company in preparing informational materials (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”) to be used in connection with the Loans; (iii) solicit interest in the Loans from prospective Lenders; (iv) facilitate communication between the Company and prospective Lenders; (v) advise the Company in connection with negotiations with Lenders relating to the Loans; and (vi) regularly update you as to the progress of syndication efforts and any information reasonably requested by you with respect thereto.

No additional book runners, agents, co-agents or arrangers will be appointed and no other titles will be awarded unless you and we shall so agree.  In any marketing material with respect to the Term Facility, (a) the names of BAS, Citigroup and Wells Fargo will appear on the same line with the name of BAS appearing to the left of the names of Citigroup and Wells Fargo, and the names of Barclays and GS will appear on the same line immediately below the line containing the name of BAS, and (b) if a columnar or other vertical presentation of the names of the Engagement Parties is required, the name of BAS shall appear first and the names of Citigroup, Wells Fargo, Barclays and GS shall appear next.  You agree that, effective upon your acceptance of this Engagement Letter and continuing through the earlier of November 30, 2010 and the funding of the Loans, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Term Facility or any other senior financing similar to the Term Facility; provided that, the Company and its subsidiaries shall be allowed to solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any other senior financing similar to the Term Facility to the extent the Company and its subsidiaries do so in discharge of their fiduciary duties and obligations as debtors-in-possession.

Any Loans arranged by us will be as your agent and not on an underwritten basis by any Engagement Party or any of its affiliates.  To facilitate our arrangement efforts, you agree to use commercially reasonable efforts to promptly notify BAS of all inquiries from prospective Lenders expressing interest in  participating substantially in the Term Facility during the period this engagement is in effect.  YOU FURTHER AGREE THAT NOTHING HEREIN SHALL CONSTITUTE A COMMITMENT OR OFFER BY ANY ENGAGEMENT PARTY OR ANY OF ITS AFFILIATES TO PROVIDE OR UNDERWRITE ANY PORTION OF THE LOANS, AND THAT ANY SUCH COMMITMENT OR OFFER WOULD BE EVIDENCED BY AN ADDITIONAL AGREEMENT BETWEEN THE APPLICABLE ENGAGEMENT PARTIES (OR THE APPLICABLE AFFILIATES THEREOF) AND THE COMPANY.

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It is specifically understood that the Company will not base its decisions regarding whether and how to pursue the Transactions or any portion thereof solely on the Engagement Parties’ (or their affiliates’) advice, but will also consider the advice of the Company’s legal, tax and other business advisors and such other factors that it considers appropriate.  The Company shall have the option, at its sole discretion, to accept or reject any advice given to it by any Engagement Party and to undertake or not undertake the Transactions or any portion thereof.  Each Engagement Party is serving as an independent contractor under this letter agreement in connection with the performance of its services hereunder and not as a fiduciary or trustee of any party.

You agree to obtain approval from the Bankruptcy Court (as defined in the Plan) for the payment of all fees, expenses, indemnities and other obligations set forth in this Engagement Letter and the Fee Letter (as defined in Schedule A hereto).

2.           You agree to use commercially reasonable efforts to assist the Engagement Parties in achieving a syndication of the Loans that is reasonably satisfactory to the Engagement Parties and you (provided, that your obligation to use such efforts shall cease upon the earlier of completion of such syndication and the date that is 60 days after the Closing Date).  Such assistance shall include (a) your providing, and using commercially reasonable efforts to cause your advisors to provide, to the Engagement Parties and the Lenders, upon request, all information reasonably deemed necessary by the Engagement Parties to complete syndication, (b) your assistance in the preparation of a customary Information Memorandum to be used in connection with the syndication of the Loans, (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and (d) otherwise using commercially reasonable efforts to assist the Engagement Parties in their syndication efforts, including by making your senior management and using commercially reasonable efforts to make your advisors available from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries at one or more meetings of prospective Lenders at mutually agreed upon times as the Engagement Parties may reasonably request.

It is understood and agreed that BAS in consultation with you will manage all aspects of the syndication, including decisions as to the selection of prospective Lenders (subject to your prior approval (not to be unreasonably withheld) of all Lenders) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Term Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to any Engagement Party, any Lender or any potential Lender by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (collectively, “Information”) is and will be (taken as a whole) complete and correct in all material respects and does not and will not (taken as a whole) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made; and (b) all financial projections concerning Company and subsidiaries that have been or are hereafter made available to any Engagement Party, any Lender or any potential Lender by you or any of your representatives (“Projections”) have been and will be prepared in good faith based upon assumptions that are or were reasonably believed by the preparer thereof to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the Projections will be realized).  If, at any time from the date hereof until the termination of this Engagement Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects as described in the preceding sentence.  In arranging and syndicating the Term Facility, the Engagement Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

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You acknowledge that (a) the Engagement Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, its affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Engagement Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Engagement Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Term Facility and (c) drafts and final versions of definitive documents with respect to the Term Facility.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Engagement Parties will not distribute such materials to Public Lenders without further discussions with you.  You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Engagement Letter shall not contain MNPI; provided that you shall have no obligation to mark any Information Materials “PUBLIC”.

3.           By accepting delivery of this Engagement Letter, the Company agrees that this Engagement Letter is for the Company’s confidential use only and that neither its existence nor its terms will be disclosed by the Company to any person other than the Company’s affiliates and its and their respective officers, directors, employees, advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may make public disclosures of the terms and conditions hereof (other than the Fee Letter and its terms and substance, except as set forth in the Fee Letter) (a) as it is required by law or regulations or by subpoena or similar legal process (in which case the Company shall use commercially reasonable efforts to inform the Engagement Parties promptly thereof prior to such disclosure to the extent it is legally permitted to do so), in the opinion of the Company’s counsel, to make, (b) in connection with any exercise of remedies under or in connection with a breach of this letter agreement or the definitive agreement entered into in connection herewith, (c) to the extent necessary to obtain required approval from any governmental authority (including a bankruptcy court) for the Term Facility or the fees, expenses, indemnities and other obligations set forth herein and in the Fee Letter or (d)(i) excluding Schedule A hereto, to any official committee appointed in the Company’s bankruptcy cases and to the ad hoc committee of bondholders in the Company’s bankruptcy cases, and their respective legal and financial advisors or (ii) Schedule A hereto to legal and financial advisors, but not members, of any official committee appointed in the Company’s bankruptcy cases and of the ad hoc committee of bondholders in the Company’s bankruptcy cases; provided that you agree to use your commercially reasonable efforts to prevent the contents of Schedule A hereto from becoming publicly available including, without limitation, by the filing of a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018, as applicable, in each case seeking an order of the Bankruptcy Court authorizing the Company to file Schedule A hereto under seal, and to take such other actions as any of the Engagement Parties may reasonably request to preserve, as far as reasonably practicable, the confidentiality of Schedule A hereto in connection with any such disclosure.

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The Engagement Parties will treat as confidential all confidential information provided to them by or on behalf of the Company hereunder and will not disclose any such information to any person without the prior written consent of the Company; provided that nothing herein shall prevent any Engagement Party from disclosing any such information (a) to  such Engagement Party’s and its affiliates’ employees, officers, directors, agents and advisors who are informed of the confidential nature of such information and instructed to keep such information confidential, (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or the enforcement of rights hereunder or any suit, action or proceeding relating to this letter or other agreements in connection herewith, (e) to assignees or participants or potential assignees or participants in the Term Facility, or (f) to the extent that such information becomes publicly available other than by reason of disclosure by such Engagement Party in violation of this paragraph or becomes available to such Engagement Party on a nonconfidential basis from a source other than the Company or the Company Representatives, provided that such source is not known by such Engagement Party to be bound by a confidentiality obligation to the Company or the Company Representatives.

You acknowledge that each Engagement Party or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Each Engagement Party agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats their own confidential information.  The Engagement Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that each Engagement Party is permitted to access, use and share, with any of its affiliates, agents, advisors or representatives, any information concerning you or any of your affiliates that is or may come into the possession of such Engagement Party or any of its affiliates.

4.           Fees to be paid as consideration for the services provided hereunder as well as all other fees and discount contemplated in connection herewith are to be paid as set forth in Schedule A hereto.  By executing this Engagement Letter, you agree to pay or reimburse the Engagement Parties on demand for all reasonable and documented out-of-pocket costs and expenses incurred by the Engagement Parties (whether incurred before or after the date hereof) in connection with the Term Facility and the preparation, negotiation, execution and delivery of this Engagement Letter, the definitive documentation therefor and the other transactions contemplated hereby, including without limitation, due diligence expenses and the reasonable fees and expenses of Shearman & Sterling LLP (it being understood that fees and expenses of not more than one counsel for  all of the Engagement Parties shall be payable or reimburseable under the preceding provisions of this sentence) and special and local counsel (in each case reasonably retained by the Engagement Parties jointly), regardless of whether any of the transactions contemplated hereby are consummated.  You will also pay all documented out-of-pocket costs and expenses of the Engagement Parties (including without limitation, the reasonable fees and disbursements of Shearman & Sterling LLP and special and local counsel (in each case reasonably retained by the Engagement Parties jointly)) incurred in connection with the enforcement of any of their rights and remedies under this Engagement Letter.

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5.           This offer will expire at 5:00 p.m. (New York City time) on August 11, 2010, unless you execute this Engagement Letter and the Fee Letter and return them to us prior to that time.  This Engagement Letter, except as expressly provided herein, shall automatically terminate on the earliest of (a) the date of the definitive documentation for the Term Facility, (b) the completion of the reorganization without the closing of the Term Facility, (c) the dismissal or conversion to proceedings under Chapter 7 of the Bankruptcy Code (other than any dismissal or conversion in respect of a de minimis subsidiary of the Company) or the appointment of a trustee or examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), except to the extent contemplated by or provided for under the Plan, and (d) 11:59 p.m. New York City time, on November 30, 2010 if the definitive documentation for the Term Facility has not been entered into on or prior to such date.  This Engagement Letter and the Fee Letter shall be of no force and effect unless (i) executed by you and delivered to us within the time frame required by the initial sentence of this Section 5, and (ii) the Bankruptcy Court shall have approved the payment of all fees, expenses, indemnities and other obligations set forth in this Engagement Letter and in the Fee Letter.

6.           The Company and BAS shall have the right to approve every formal written communication, including the Information Memorandum, from the Company or any parties acting on its behalf (including any Engagement Party) to any Lender or potential Lender directly relating to the offer and sale of the Loans.

7.           In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (a) the Term Facility and any related arranging or other services described in this letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and each Engagement Party and its affiliates, on the other hand, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Engagement Letter; (b) in connection with the process leading to such transaction, each Engagement Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) no Engagement Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Engagement Party has advised or is currently advising you or your affiliates on other matters) and no Engagement Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) each Engagement Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and no Engagement Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) no Engagement Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Engagement Party with respect to any breach or alleged breach of agency or fiduciary duty.

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8.           You agree to indemnify and hold harmless each Engagement Party, each Lender, and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees and disbursements of outside counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) (a) any matters contemplated by this Engagement Letter or any related transaction or (b) the Term Loan Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your affiliates or to your or their respective security holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).  It is further agreed that each Engagement Party shall only have liability to you (as opposed to any other person).  Notwithstanding any other provision of this Engagement Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.

9.           The Engagement Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (“Act”), the Engagement Parties are required to obtain, verify and record information that identifies Company, which information includes Company's legal name, address, tax ID number and other information that will allow the Engagement Parties to identify Company in accordance with the Act.

10.         In the event of any termination of this Engagement Letter or any undertaking hereunder, the compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation for the Term Facility shall be executed and delivered and notwithstanding the termination of this Engagement Letter or any of the Engagement Parties’ agreements to perform any services described herein; provided that notwithstanding Section 5 hereof or anything else to the contrary herein, your obligations under this Engagement Letter, other than those relating to confidentiality and to the syndication of the Term Facility, shall, to the extent covered by the definitive documentation relating to the Term Facility, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation upon the initial extension of credit under the Term Facility.

11.         This Engagement Letter and the Fee Letter contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto.  This Engagement Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Engagement Letter or the Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof.

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12.         This Engagement Letter and the Fee Letter shall be governed by the laws of the State of New York.  Each of you and the Engagement Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Engagement Letter, the Fee Letter, the transactions contemplated hereby or thereby, or the actions of any Engagement Party in the negotiation, performance or enforcement hereof or thereof.  The Company irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Federal court located in the City of New York (including the Bankruptcy Court) or, if that court does not have subject matter jurisdiction, in any New York State court located in the City of New York, over any suit, action or proceeding arising out of or relating to this Engagement Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company at its address specified on the first page of this Engagement Letter.  A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of any Engagement Party to serve legal process in any other manner permitted by law or affect any Engagement Party’s right to bring any suit, action or proceeding against the Company or its property in the courts of other jurisdictions.  This letter agreement is not assignable by any of the parties hereto without the prior written consent of the other parties and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

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If this letter agreement reflects our agreement, please indicate your acceptance by signing in the space below.

Sincerely,

BANC OF AMERICA SECURITIES LLC

By
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By
Name:
Title:

WELLS FARGO SECURITIES, LLC

By
Name:
Title:

BARCLAYS BANK PLC

By
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC

By
Name:
Title:

Accepted and Agreed to as of
the date first above written:

CHEMTURA CORPORATION

By
Name:
Title:

Schedule A – Fees

As consideration for the services to be provided hereunder, the Company will pay to each of the Engagement Parties a non-refundable fee equal to its percentage share (set forth below) of 1.5% of the aggregate principal amount of the Loans funded under the Term Facility on the Closing Date, earned and payable on the Closing Date.  In addition, so long as (a) the proceeds of the Term Facility have been released from escrow and remitted to the Company and (b) the Loans are not subject to a special mandatory prepayment described under the heading “Escrow of Proceeds; Special Mandatory Prepayment” in Exhibit A to the Engagement Letter (such events described in clauses (a) and (b), the “Term Loan Proceeds Release”), each Engagement Party will be entitled, if the Company’s elects to pay such incentive fee in its sole discretion, to receive an incentive fee equal to its percentage share (set forth below) of up to 0.25% of the aggregate principal amount of Loans borrowed under the Term Facility after the Term Loan Proceeds Release occurs.  The Engagement Parties shall be entitled to the fees that are paid as described in the preceding sentences of this Schedule A in the following percentages:  (i) 22.5% for BAS; (ii) 22.5% for Citigroup; (iii) 22.5% for Wells Fargo; (iv) 22.5% for Barclays; and (v) 10% for GS.

In addition, the Company has agreed to pay the non-refundable administrative agency fee set forth in the Fee Letter dated as of the date hereof and delivered herewith (the “Fee Letter”).

In addition, the Company may elect, as consideration for the funding by the Lenders, to agree to permit each Lender to fund the principal amount of its Loan on the Closing Date with original issue discount representing up to 2% of the principal amount of such Lender’s Loan.  In the event the Loans are subject to a special mandatory prepayment described under the heading “Escrow of Proceeds; Special Mandatory Prepayment” in Exhibit A to the Engagement Letter, the amount paid to each Lender in respect of the principal amount of the Loan held by such Lender shall not exceed the amount funded in cash by such Lender on the Closing Date.

CONFIDENTIAL

Exhibit A

Chemtura Corporation

Summary of Material Terms and Conditions of Term Facility

This term sheet is for discussion purposes only and does not constitute a commitment to lend or to syndicate a financing or an agreement to prepare, negotiate, execute or deliver such a commitment.

Borrower:	Chemtura Corporation, a Delaware corporation (the “Company”).

Guarantors:
All of the Company’s direct and indirect wholly-owned subsidiaries (other than those subsidiaries contemplated under the Plan (as defined in Exhibit B-2) to be liquidated, dissolved or merged into other Guarantors prior to the date that is 90 days after the Closing Date (provided that such subsidiaries shall be required to become Guarantors if not so liquidated, dissolved or merged by such date)) that were guarantors under the Company’s amended and restated senior secured superpriority debtor-in-possession credit agreement dated as of February 3, 2010 (as heretofore and hereafter amended, supplemented or otherwise modified, the “Existing Credit Agreement”), and all of the Company’s direct and indirect wholly-owned material domestic subsidiaries formed or acquired  after the Closing Date (collectively, the “Guarantors”).  The Company and the Guarantors are referred to herein as “Loan Parties” and each, a “Loan Party”.  All obligations of the Company under the Term Facility and the Loan Parties’ obligations under any interest rate protection or other hedging arrangements (“Term Facility Hedging Arrangements”) entered into with, and under any cash management services (“Term Facility Cash Management Services”) provided by, any entity that is a Term Lender at the time of such transaction, or any affiliate thereof, will be unconditionally guaranteed by the Guarantors.

Term Lenders:	Financial institutions or entities acceptable to the Administrative Agent with the consent of the Company (not to be unreasonably withheld) (the “Term Lenders”).

Administrative Agent:	Bank of America, N.A. or an affiliate thereof (in such capacity, the “Administrative Agent”).

Collateral Agent:	Bank of America, N.A. or an affiliate thereof (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”).

Syndication Agent:	Citibank, N.A. or an affiliate thereof.

Co-Documentation Agents:	Wells Fargo Securities, LLC, Barclays Capital, the investment banking division of Barclays Bank PLC and Goldman Sachs Lending Partners LLC, or in each case an affiliate thereof.

Joint Lead Arrangers:	Banc of America Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC (collectively, “Arrangers”).

Joint Book Runners:
Banc of America Securities LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital, the investment banking division of Barclays Bank PLC and Goldman Sachs Lending Partners LLC.

Term Facility:
A senior secured term loan facility in an aggregate principal amount of up to $750 million (less the principal amount of Senior Notes funded on the Closing Date (as defined below)) (the “Term Facility”).  Loans under the Term Facility (the “Term Loans”) shall be denominated in US Dollars.

All Term Loans shall become due and payable on the Term Facility Termination Date.

Term Facility Termination Date:
The “Term Facility Termination Date” shall be the earliest of (a) the sixth anniversary of the date on which all conditions precedent set forth in Exhibit B-1 hereto are satisfied or waived (the “Closing Date”) and (b) the acceleration of the Term Loans and the termination of the commitments under the Term Facility in accordance with the Loan Documents.

Purpose:
Proceeds of the Term Loans shall be used solely to refinance the Existing Credit Agreement, to pay certain other creditors, to pay administration and priority claims, to make contributions to the Company’s United States pension fund, to pay distributions and finance other payments and reserves contemplated under the Plan and Disclosure Statement, and for other general corporate purposes and activities (including payment of fees and expenses in connection with the transactions contemplated hereby and working capital).

Escrow of Proceeds; Special Mandatory Prepayment:
Pursuant to an escrow agreement, the proceeds of the Term Loans will be funded, together with a deposit by the Company of the additional amounts necessary to prepay the Term Loans in connection with the special mandatory prepayment described below, which shall consist of a cash deposit in an amount sufficient to fund the interest expected to accrue on the Term Loans for the period from the Closing Date to the initial Escrow End Date (as defined below), into a segregated escrow account (the “Escrow Account”) until the date that the escrow release conditions (set forth on Exhibit B-2 hereto) are satisfied or a special mandatory prepayment is required.  The escrowed funds will be released to the Company on the date (the “Escrow Release Date”) on which such escrow release conditions are satisfied if such date occurs on or prior to the 60th day following the Closing Date (such date, as it may be extended at the Company’s election, for an additional 30 days on no more than two occasions, the “Escrow End Date”).  Escrow funds will be released to effect a special mandatory prepayment to the Term Lenders (in an amount equal to the sum of 100% of the portion of the outstanding principal amount of the Term Loans that is actually funded on the Closing Date into the Escrow Account plus accrued and unpaid interest on the outstanding principal amount of the Term Loans) if the Bankruptcy Court (as defined in the Plan) does not approve the Plan described in Exhibit B-2 prior to the Escrow End Date or if the escrow release conditions are not met (or the Company determines that they cannot be met) on or prior to the Escrow End Date.  Amounts remaining in the Escrow Account after making such special mandatory prepayment will be released to the Company.

Loan Documents:
The Term Facility will be documented by a credit agreement (the “Term Facility Credit Agreement”) and other guarantees, security agreements, an intercreditor agreement with the holders of the loans under the Revolving Facility (the “Revolving Loans”) or their representative(s), and other relevant documentation (together with the Term Facility Credit Agreement, collectively, the “Loan Documents”) reflecting the terms and provisions set forth in this term sheet and Exhibits B-1 and B-2 to the Engagement Letter and, to the extent not covered by such terms and provisions, otherwise reasonably acceptable to the Company and the Engagement Parties.

Interest Rates and Fees:	As set forth on Annex A attached hereto.

Incremental Facility:
The Company will have the right to request additional term loans under the Term Facility or under a new term loan facility (the “Additional Term Loans”) from time to time in an aggregate maximum principal amount of $125,000,000; provided that (i) the principal amount of Additional Term Loans so requested each time shall not be less than $25,000,000, (ii) the maturity date of the Additional Term Loans shall be no earlier than the maturity date of the Term Loans, and the weighted average life to maturity of the Additional Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans, (iii) the interest rate margins applicable to the Additional Term Loans shall be determined by the Company and the lenders thereunder, provided that in the event the interest rate margins (other than as a result of the imposition of default interest) for any Additional Term Loans are higher than the interest rate margins for the Term Loans by more than 50 basis points, then the interest rate margins for the Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Additional Term Loans, minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Additional Term Loans and the Term Loans (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by any Loan Party to the Lenders under the Term Loans or any Additional Term Loans in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed 4-year life to maturity), (y) customary arrangement, structuring, underwriting or commitment fees (or similar fee, however denominated) payable to any of the Joint Book Runners (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of any Additional Term Loans shall be excluded and (z) if there is an interest rate floor applicable to the Additional Term Loans that is greater than the interest rate floor applicable to the Term Loans, such increased amount at the time of such determination shall be equated to an increased interest rate margin for purposes of determining any increase to the applicable interest rate margin under the Term Loans, (iv) immediately after giving pro forma effect to the Additional Term Loans, the Company would be in pro forma compliance with each of the financial covenants in the Term Facility Credit Agreement, and (v) no Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred and is continuing.  The Company may offer the increase to (x) its existing Term Lenders, and each existing Term Lender will have the right, but no obligation, to commit to all or a portion of the proposed Additional Term Loans or (y) third party financial institutions acceptable to the Administrative Agent (if Administrative Agent’s consent is required under the heading “Assignments and Participations” below for an assignment of the Term Loans to such institutions) (such acceptance not to be unreasonably withheld or delayed), provided that the minimum commitment of each such third party financial institution equals or exceeds $1,000,000.

Optional Prepayments:
The Company may, upon at least 3 business days’ notice for LIBO Rate Loans and 1 business day’s notice for Base Rate Loans and at the end of any applicable interest period (or at other times with the payment of applicable breakage costs), prepay in full or in part, without premium or penalty (other than such breakage costs), the Term Loans; provided that each such partial prepayment shall be in an aggregate amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the then outstanding principal amount of the Term Loans).

Mandatory Prepayments:
Mandatory prepayments of the Term Loans shall be required in an amount equal to (i) 100% of the net cash proceeds from any issuance or incurrence of debt, other than debt permitted under the Term Facility Credit Agreement and other customary exceptions to be agreed upon, (ii) 100% of the net cash proceeds from sales or casualty events of any Term Facility Collateral (excluding sales or other dispositions of certain assets in the ordinary course of business), subject to customary exceptions and a dollar threshold to be mutually agreed upon for excluded sales and casualty events, and (iii) starting with annual excess cash flow for fiscal year 2012, a percentage of annual excess cash flow (to be defined in the Loan Documents, but in any event to be reduced by pension and postemployment benefit liability payments and to provide dollar-for-dollar credit for voluntary prepayments of the Term Loans and of the Revolving Loans, to the extent accompanied by a corresponding reduction of the commitments under the Revolving Facility) equal to 50%, provided that such percentage shall be reduced to 25% or 0% at secured leverage ratio (to be defined as described under the heading “Financial Covenants” below) thresholds to be determined.

Mandatory prepayments of the Term Loans shall be applied to remaining installments of the Term Loans in the inverse order of their maturity.

Security and Priority:
All amounts owing by the Company under the Term Facility, any Term Facility Hedging Arrangements and any Term Facility Cash Management Services and by the Guarantors in respect thereof shall be secured by (i) second priority liens on the Revolving Facility Collateral and (ii) first priority liens on the Term Facility Collateral.

“Revolving Facility Collateral” means all of the existing and future inventory and accounts (as defined in the Existing Credit Agreement) of the Loan Parties, together with all general intangibles relating to inventory and accounts, all contract rights under agreements relating to inventory and accounts, all documents relating to inventory, all supporting obligations and letter-of-credit rights relating to inventory and accounts, all instruments evidencing payment for inventory and accounts; all money, cash, cash equivalents, securities and other property of any kind held directly or indirectly by the Administrative Agent or any Revolving Lender under the Revolving Facility; all deposit accounts (it being understood that account control agreements shall be entered into within a reasonable time period (to be mutually agreed upon in the Loan Documents) after the Closing Date to perfect a second-priority lien on deposit accounts to secure amounts owed under the Term Facility and shall not be required with respect to payroll accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Company in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under the Term Facility Credit Agreement, deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and reserve accounts expressly contemplated under the Plan and/or Disclosure Statement (including, but not limited to reserves expressly contemplated under the Plan and/or Disclosure Statement for diacetyl claims and environmental claims, and escrow accounts established pursuant to contractual obligations to third parties not affiliated with the Company for casualty payments and insurance proceeds), or with respect to deposit accounts holding deposits below $500,000), credits, and balances with any financial institution with which any Loan Party maintains deposits and which contain proceeds of or collections on, inventory and accounts; all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and all proceeds of any of the foregoing, including, proceeds of any insurance policies, claims against third parties.

“Term Facility Collateral” means all tangible and intangible assets of the Loan Parties (other than any assets comprising Revolving Facility Collateral), including, without limitation, real property, equipment, intellectual property, equity interests of their direct subsidiaries (including 100% of the non-voting capital stock of their respective foreign subsidiaries and no more than (to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Loan Parties) 65% of the voting capital stock of their respective foreign subsidiaries that are classified as controlled foreign corporations under Section 957 of the International Revenue Code (“CFC”) and entities that are treated as partnerships or disregarded entities for United States federal income tax purposes and whose assets are solely capital stock of CFCs) and other investment property.

The Revolving Facility Collateral and the Term Facility Collateral are collectively referred to herein as the “Collateral”.

Notwithstanding the foregoing, the Collateral and the requirements for perfecting a security interest in the Collateral shall in each case contain exceptions substantially similar to those in the Existing Credit Agreement, it being understood that in circumstances where the Company and the Administrative Agent reasonably agree that the cost of perfecting a security interest in any Collateral is materially excessive in relation to the benefit afforded the Lenders, the Loan Parties shall not be required to perfect such security interest.

Notwithstanding the foregoing, no Collateral documents shall be delivered and no lien shall be perfected prior to the Escrow Release Date.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral, including, without limitation, the right of the Revolving Facility’s collateral agent to enter upon and use the Term Facility Collateral to assemble, process, remove, sell, protect, secure and otherwise enforce the rights of the secured parties under the Revolving Facility in the Revolving Facility Collateral, will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Company and the Administrative Agent.

Conditions Precedent to the Initial Extension of Credit:	As set forth in Exhibit B-1.

Representations and Warranties:
The Loan Documents will contain representations and warranties customarily found in the Administrative Agent’s loan agreements for similar financings and other representations and warranties reasonably deemed by the Administrative Agent appropriate to the specific transaction (which will be applicable to the Company, the Guarantors and their respective subsidiaries, and will be substantially similar to (and in any event not less favorable to the Company in any material respect than) the corresponding provisions under the Revolving Facility), including, without limitation, with respect to: valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with agreements or applicable law, enforceability of the Loan Documents, ownership of subsidiaries, material accuracy of financial statements and all other information provided, absence of Material Adverse Change, solvency, absence of material adverse litigation, taxes, margin regulations, no burdensome restrictions, no default under material agreements or the Loan Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, existing debt, liens and investments, necessary rights to intellectual property and ownership of properties.

Affirmative Covenants:
The Loan Documents will contain, applicable from and after the Escrow Release Date, affirmative covenants customarily found in the Administrative Agent’s loan agreements for similar financings and other affirmative covenants reasonably deemed by the Administrative Agent to be appropriate to the specific transaction, subject to, where appropriate, materiality thresholds, carve-outs and exceptions as agreed (which will be applicable to the Company, the Guarantors and their respective subsidiaries, and will be substantially similar to (and in any event not less favorable to the Company in any material respect than) the corresponding provisions under the Revolving Facility), including, without limitation, the following:

	A.	Preservation of corporate existence.

	B.	Compliance with laws (including ERISA and applicable environmental laws).

	C.	Payment of taxes.

	D.	Maintenance of insurance.

	E.	Access to books and records and visitation rights.

	F.	Maintenance of books and records.

	G.	Maintenance of properties.

	H.	Use of proceeds.

	I.	Provision of additional collateral, guarantees and mortgages.

	J.	Use of reasonable efforts to maintain a corporate rating and a rating of the Term Facility.

	K.	Delivery of notices of defaults and certain material events.

	L.	Further assurances.

M.
Maintenance of interest rate hedging agreements such that at least 50% of the aggregate principal amount of the Term Loans and the Senior Notes shall either (i) bear interest at a fixed rate or (ii) be covered by such interest rate hedging agreements, at all times  from no later than the date that is 180 days after the Escrow Release Date to the 2nd anniversary of the Escrow Release Date.

Negative Covenants:
The Loan Documents will contain, applicable from and after the Escrow Release Date, negative covenants customarily found in the Administrative Agent’s loan agreements for similar financings and other negative covenants reasonably deemed by the Administrative Agent to be appropriate to the specific transaction and where appropriate, subject to materiality thresholds, carve-outs and exceptions as agreed (which will be applicable to the Company, the Guarantors and their respective subsidiaries, and will be substantially similar to (and in any event not less favorable to the Company in any material respect than) the corresponding provisions under the Existing Credit Agreement), including, without limitation, the following: (i) limitation on debt and guarantees (to include, without limitation, carve-outs for the Revolving Loans and the Senior Notes); (ii) limitation on liens; (iii) limitation on investments; (iv) limitation on asset dispositions; (v) limitation on dividends, distributions, redemptions or repurchases with respect to capital stock; (vi) limitation on cancellation, prepayments, redemptions, repurchases or amendments of the Senior Notes and subordinated debt; (vii) limitation on mergers and consolidations (provided that the Loan Documents shall permit any Guarantor to be liquidated, dissolved or merged into other Guarantors or the Company after the Closing Date, and shall contain customary automatic guaranty release provisions for any Guarantors that are so liquidated, dissolved or merged); (viii) limitation on material changes in any material line of business; (ix) limitation on transactions with affiliates; (x) limitation on burdensome agreements affecting distributions from subsidiaries or prohibiting pledges; (xi) limitation on accounting treatment; (xii) limitation on sales and leaseback transactions; and (xiii) limitation on speculative transactions.

Financial Covenants:	Financial covenants will be limited to the following:

A.           Maximum secured leverage ratio (i.e, the ratio of secured debt for borrowed money to EBITDA, with financial definitions and levels to be agreed upon, but in any event to take into account the Revolving Facility (with commitment increases), and any commitment increase described above with respect to Loans, but to exclude the full amount of Foreign Asset Based Financing (as defined in the Existing Credit Agreement) and certain other permitted debt of foreign subsidiaries, and any mark-to-market exposure with respect to hedging agreements).

B. Minimum interest coverage ratio (with financial definitions and levels to be agreed upon, but in any event to take into cash account interest expense net of hedging agreements).

Financial Reporting Requirements:
The Company shall provide: (i) quarterly consolidated financial statements of the Company, the Guarantors and their respective subsidiaries within 45 days of quarter-end for the first 3 fiscal quarters of the fiscal year (except that if the Confirmation Order (as defined in Exhibit B-2) shall have been entered by the Bankruptcy Court on or prior to September 16, 2010, such period shall be 90 days with respect to the third fiscal quarter of 2010), certified by the Company’s Responsible Officer; (ii) annual audited consolidated financial statements of the Company and its subsidiaries within 90 days of year-end (except that such period shall be 105 days with respect to the 2010 fiscal year), certified with respect to such consolidated statements by independent certified public accountants reasonably acceptable to the Administrative Agent; (iii) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission; and (iv) projections for the balance of the term of the Term Facility provided annually and annual business and financial plans provided in each case within 45 days after the beginning of each fiscal year.

Events of Default:
The Loan Documents will contain events of default customarily found in the Administrative Agent’s loan agreements for similar financings and other events of default reasonably deemed by the Administrative Agent to be appropriate to the specific transaction (which will be applicable to the Company, the Guarantors and their respective subsidiaries, and will be substantially similar to (and in any event not less favorable to the Company in any material respect than) the corresponding provisions under the Revolving Facility), including, without limitation, the following, with, where appropriate, customary grace periods and exceptions as set forth in the Term Facility Credit Agreement:

	A.	Failure to pay principal, interest or any other amount when due.

	B.	Representations and warranties incorrect in any material respect when given.

	C.	Failure to comply with covenants (with grace period as appropriate).

D.
Cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration of indebtedness with a principal amount in excess of $20 million; provided that any cross-default that results from the breach of a financial covenant under the Revolving Facility but that has not resulted in the acceleration of the Revolving Facility shall be subject to a grace period to be agreed.

E.
Commencement of enforcement of any judgment that is not stayed or vacated, or failure (for a period of 30 days or longer) to satisfy or stay execution of any judgment, in each case if the aggregate amount of such judgments exceeds ($20 million (except to the extent fully covered by insurance or indemnity).

	F.	Bankruptcy or insolvency of the Company or any material subsidiary of the Company.

	G.	The occurrence of certain ERISA events that result in or are reasonably likely to result in liability in excess of $20 million.

	H.	Actual or asserted invalidity or impairment of any Loan Document (including the failure of any lien to remain perfected).

	I.	Change of control after the Closing Date (to be defined as mutually agreed upon in the Loan Documents).

Indemnification:
The Loan Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by the Loan Parties in favor of the  Agents, each Arranger, each Term Lender and each of their respective affiliates and the respective officers, directors, employees, agents, advisors, attorneys and representatives of each of them.

Expenses:
The Company shall pay or reimburse the Agents and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by the Agents and the Arrangers (including, without limitation, reasonable attorneys’ fees and expenses (it being agreed that reasonable fees and expense of not more than one counsel for all of the Agents and Arrangers (with one additional counsel if there is a conflict between or among the Agents and the Arrangers in the opinion of counsel) shall be payable or reimbursable under the preceding provisions of this sentence, together with reasonable fees and expenses of special and local counsel, in each case reasonably retained by the Engagement Parties jointly)) in connection with (i) the preparation, negotiation and execution of the Loan Documents; (ii) the syndication and funding of the Term Loans; (iii) the creation, perfection or protection of the liens under the Loan Documents (including all search, filing and recording fees); and (vi) the on-going administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

The Company further agrees to jointly and severally pay or reimburse the Agents and each of the Term Lenders for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Agents or such Term Lenders in connection with (i) the enforcement of the Loan Documents; (ii) any refinancing or restructuring of the Term Facility in the nature of a “work-out” or any insolvency or bankruptcy proceeding; and (iii) any legal proceeding relating to or arising out of the Term Facility or the other transactions contemplated by the Loan Documents.

Assignments and Participations:
Assignments must be in a minimum amount of $1 million and except for assignments to another Term Lender or an affiliate or approved fund of a Term Lender, are subject to the consent of the Administrative Agent and the Company (not to be unreasonably withheld or delayed (it being understood that if the Company shall not grant or deny such consent in writing within 10 days of any request therefor, such consent shall be deemed to have been given)); provided, that during the continuance of an event of default under the Loan Documents, the consent of the Company shall not be required with respect to any assignment.  No participation shall include voting rights, other than for customary matters requiring consent of 100% of the Term Lenders.

Requisite Lenders:	Term Lenders holding at least 50% of the outstanding commitments and/or exposure under the Term Facility (the “Requisite Term Lenders”).

Amendments:
Requisite Term Lenders, except for the following provisions requiring approval by each Term Lender: (a) waiving any condition precedent to the initial borrowing, (b) reducing the percentage of Term Lenders constituting “Requisite Term Lenders”, (c) releasing all or substantially all of the value of the guaranties, (d) releasing all or substantially all of the Collateral, or (e) changes to the pro rata provisions, and except for the following provisions requiring approval by each adversely affected Term Lender: (i) extending or increasing the commitment of any Term Lender, (ii) postponing any scheduled date of payment of principal, interest (other than default interest), fees or other amounts or (iii) reducing the principal of, or the rate of interest (other than waiver of any default interest) on or any fees or other amounts payable under the Loan Documents.

Miscellaneous:
The Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) normal agency, set-off and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York.

Counsel to Administrative Agent:	Shearman & Sterling LLP.

ANNEX A
TO EXHIBIT A

Term Facility
Interest Rates And Fees

Interest Rates:	Loans will bear interest, at the option of the Company, at one of the following rates:

(i) the Applicable Margin (as defined below) plus Bank of America, N.A.’s fluctuating Base Rate (as defined below), payable monthly in arrears; or

(ii) the Applicable Margin plus the greater of a percentage rate per annum to be determined and the current LIBO rate as quoted by the Administrative Agent, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two, three or six months (the “LIBO Rate”), payable at the end of the relevant interest period, but in the case of any interest period of 6 months, also at the end of the third month of such interest period.

“Applicable Margin” is to be determined.

“Base Rate” means the highest of (i) Bank of America, N.A.’s “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1% and (iii) the one-month LIBO Rate (taking into account the LIBO Rate floor) plus 1.00%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

Default Interest:	During the continuance of an event of default (as defined in the Loan Documents), Loans will bear interest at an additional 2% per annum.

Exhibit B-1

Chemtura Corporation

Conditions Precedent To Initial Extension of Credit

1.
Disclosure Statement and Order.  The Bankruptcy Court shall have approved the disclosure statement (the “Disclosure Statement”) for the Plan (as defined in Exhibit B-2) and shall have entered an order reasonably satisfactory to the Lenders authorizing the Loan Parties to enter into and perform under each of the Revolving Facility (except that no borrowing may occur under the Revolving Facility), the Term Loans and the Senior Notes.

2.
Loan Documents.  Negotiation, execution and delivery of the Term Facility Credit Agreement and an escrow agreement, incorporating substantially the terms and conditions set forth in Exhibits A, B-1 and B-2.

3.
Senior Notes.  The Agents shall have received evidence that the net cash proceeds from the issuance of at least $750 million (less the principal amount of the Term Facility) in principal amount of the Senior Notes shall have been deposited into escrow.

4.
Financial Statements.  The Lenders shall have received (i) audited annual financial statements of the Company and its subsidiaries, on a consolidated basis, for the year ended December 31, 2009; (ii) interim unaudited monthly and quarterly financial statements of the Company and its subsidiaries since December 31, 2009 through the most recently ended fiscal month ending at least 30 days prior to the Closing Date (or in the case of quarterly financial statements, through the most recently ended fiscal quarter ending at least 45 days prior to the Closing Date); and (iii) customary unaudited pro forma financial statements; and the Administrative Agent shall have received the Company’s business plan which shall include a financial forecast on a monthly basis for the first twelve months after the Closing Date and on an annual basis through the year 2014 prepared by the Company’s management.

5.
Payment of Fees.  All costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Engagement Letter and the Fee Letter and payable to the Agents or the Lenders shall have been paid to the extent due.

6.
Customary Closing Documents.  The Administrative Agent shall have received: (i) customary legal opinions (other than with respect to any collateral documents), corporate records and documents from public officials, lien searches and officer’s certificates; and (ii) customary evidence of authority.  The Lenders shall have received all documentation and other information requested by the Administrative Agent (to the extent requested no later than 3 business days prior to the Closing Date) as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

B-1-1

7.
Material Adverse Effect.  Since December 31, 2009, there shall not have occurred a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Company, the Guarantors and their respective subsidiaries, taken as a whole (it being understood that (a) matters disclosed prior to the date hereof in connection with the Cases, and (b) to the extent consistent with the disclosure described in clause (a), the continuation and prosecution of the Cases, and the filing, solicitation of approvals and negotiation of the Plan for the Cases, shall not constitute such a change), (ii) the rights and remedies of the Agents or any Lender under any Loan Document and (iii) the ability of any Loan Party to perform its obligations under any Loan Document to which its is a party (any of the foregoing being a “Material Adverse Change”).  There shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose conditions materially adverse to the Lenders upon the Term Facility or any of the other material transactions contemplated hereby.

8.	Ratings. The Company shall have obtained ratings of the Company and the Term Facility from Moody’s Investors Service, Inc.

9.
No Default; Representations and Warranties.  On the date of the funding, (i) no Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, shall have occurred and be continuing under the Loan Documents and (ii) the representations and warranties of the Borrowers and each Guarantor therein shall be true and correct in all material respects (or, with respect to any representation or warranty that is qualified as to materiality, true and correct in all respects) immediately prior to, and after giving effect to, such funding, other than any such representations or warranties that, by their terms, refer to a specific earlier date, in which case such representations or warranties shall have been true and correct in all material respects as of such specific date.

The date on which the conditions set forth in this Exhibit B-1 are satisfied is the “Closing Date”.

B-1-2

Exhibit B-2

Chemtura Corporation

Certain Escrow Release Conditions

1.
Confirmation Order:  The Bankruptcy Court shall have entered a final order (the “Confirmation Order”) confirming a Chapter 11 plan of reorganization for the Debtors (as amended, supplemented or modified, or with any of the terms or conditions thereof waived, in each case as described below, the “Plan”) in accordance with Section 1129 of the Bankruptcy Code, which plan shall be substantially as set forth in the plan dated  July 20, 2010 (together with all exhibits and other attachments thereto, as any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the consent of the Requisite Term Lenders with respect to any amendment, modification, supplement or waiver that is adverse in any material respect to the Lenders), the “Plan Documents”), or otherwise reasonably satisfactory to the Requisite Term Lenders.  The Confirmation Order shall approve the transactions contemplated by Term Facility, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of the Lenders (unless otherwise reasonably satisfactory to the Requisite Term Lenders).  The Plan shall have, or contemporaneous with the release of escrow funds the Plan shall, become effective.  Further, either (i) the settlement of certain diacetyl claims as set forth in the settlement agreement (the “Settlement Agreement”), a copy of which is annexed to the motion filed with the Bankruptcy Court on July 29, 2010 (the “Settlement Motion”), shall have been approved, without material modification (it being understood that modifications contemplated under and in accordance with Section 3.3 of the Settlement Agreement are not material), by an order of the Bankruptcy Court (the “Settlement Order”) and both (x) the Settlement Agreement shall remain in full force and effect, without a right of the Company to terminate the Settlement Agreement in accordance with Section 4.2 thereof and (y) the Settlement Order shall not be reversed, vacated or stayed or (ii) claims that were the subject of the Settlement Agreement in an amount and number such that (if such amount and number of claimants had accepted the Settlement Agreement) the Company would not have had the right to terminate the Settlement Agreement in accordance with Section 4.2 thereof, shall have been (A) estimated, for purposes of creating a cash reserve that will provide the sole source of recovery for such estimated claims, and/or (B) settled pursuant to settlement agreements in full force and effect, with such settlements and estimates described in clauses (A) and (B) being in an aggregate cash amount substantially consistent with (or less than) the aggregate settlement amount set forth in the Settlement Agreement and in each case being approved pursuant to one or more orders of the Bankruptcy Court (collectively, the “Estimation/Settlement Orders”), and  such Estimation/Settlement Orders shall not be reversed, vacated or stayed.

B-2-1

2.
Other Indebtedness.  The Lenders shall have received reasonably satisfactory evidence that the obligations of the Company and each of its other debtor subsidiaries with respect to the Existing Credit Agreement have been satisfied and discharged and any collateral in respect thereof released, except that letters of credit issued under the Existing Credit Agreement that are supported by cash or letters of credit issued under the Revolving Facility may remain outstanding.  Concurrently with the consummation of the Plan, all pre-existing indebtedness of the Company and its subsidiaries (other than indebtedness permitted to remain outstanding under the Plan and the Loan Documents) shall have been repaid, repurchased, discharged or otherwise satisfied in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released.   In addition, the Agents shall have received evidence that the Closing Date (as defined in the term sheet for the Revolving Facility delivered to the Engagement Parties on or prior to the date of the Engagement Letter) for the Revolving Facility shall have occurred and that the Company has received the net cash proceeds from the issuance of at least $750 million (less the principal amount of the Term Loans) in principal amount of the Senior Notes.  The Senior Notes shall not (a) have a stated maturity date earlier or a weighted average life to maturity shorter than six months after the Term Facility Termination Date or (b) have any direct restriction on any specific payment of the Term Facility or impose any other direct restriction on the Company or any of its subsidiaries that by its express terms conflicts with any express term or provision set forth in the Loan Documents.  The terms of the Revolving Loans, taken as a whole, shall be substantially consistent with those set forth on the term sheet attached to the commitment letter dated as of the date of the Engagement Letter among the Company and the joint book runners or their affiliates, except to the extent failure to be substantially consistent is not materially adverse to the interests of the Lenders.  The Senior Notes shall not contain any financial maintenance covenants.

3.
Financial Statements.  The Lenders shall have received interim unaudited monthly and quarterly financial statements of the Company and its subsidiaries since December 31, 2009 through the most recently ended fiscal month ending at least 30 days prior to the Escrow Release Date (or in the case of quarterly financial statements, through the most recently ended fiscal quarter ending at least 45 days prior to the Escrow Release Date).

4.
Payment of Fees.  All costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Engagement Letter and the Fee Letter and payable to the Agents or the Lenders shall have been paid to the extent due.

5.
Customary Closing Documents.  The Administrative Agent shall have received: (i) customary legal opinions with respect to the collateral documents, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) customary evidence of authority with respect to the collateral documents; (iii) reasonably satisfactory commitments for title insurance; (iv) a solvency certificate from the chief financial officer of the Company and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent; and (v) all material third party and governmental consents necessary in connection with the Plan, the material related transactions or the financing thereof.  Loan Documents (including guarantees, security agreements and the Intercreditor Agreement) shall have been duly executed and delivered.

6.
Security.  The Collateral Agent, for the benefit of the Term Lenders, shall have been granted perfected first priority security interests in the Term Facility Collateral, and second priority security interests in the Revolving Facility Collateral, in each case to the extent described in Exhibit A to the Engagement Letter in the section titled “Security and Priority”, and in each case in form and substance reasonably satisfactory to the Agents.

B-2-2

7.
No Default; Representations and Warranties.  On the date of release from escrow of the loan proceeds, (i) no Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, shall have occurred and be continuing under the Loan Documents and (ii) the representations and warranties of the Borrowers and each Guarantor therein shall be true and correct in all material respects (or, with respect to any representation or warranty that is qualified as to materiality, true and correct in all respects) immediately prior to, and after giving effect to, such release, other than any such representations or warranties that, by their terms, refer to a specific earlier date, in which case such representations or warranties shall have been true and correct in all material respects as of such specific date.

B-2-3